Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF

CERTIFICATE OF INCORPORATION
OF

SIMPSON MANUFACTURING CO., INC.

The undersigned Delaware corporation hereby certifies that:

1. The name of the corporation (hereinafter called the “Corporation”) is Simpson Manufacturing Co., Inc.

2.       The Certificate of Incorporation of the Corporation is hereby amended by amending paragraph 5 of Article IV thereof to read in its entirety as follows:

5. Stockholders of the Corporation shall not be entitled to cumulative voting in elections of directors of the Corporation.

3.       The Certificate of Incorporation of the Corporation is hereby amended by amending paragraph 2 of Article V thereof to read in its entirety as follows:

2. Except as otherwise provided for pursuant to the provisions of this Article V of this Certificate of Incorporation, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock voting separately from the holders of Common Stock in any election of directors, as may be provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation) shall be divided into three classes, with the class of directors elected at the 2014 annual meeting of stockholders having a term expiring at the 2017 annual meeting of stockholders, the class of directors elected at the 2015 annual meeting of stockholders having a term expiring at the 2018 annual meeting of stockholders, and the class of directors elected at the 2016 annual meeting of stockholders having a term expiring at the 2019 annual meeting of stockholders. Subject to the rights of holders of any series of Preferred Stock to elect directors under specified circumstances, the Board of Directors may create new directorships or eliminate vacant directorships at any time. Beginning with and from the 2017 annual meeting of stockholders, directors (other than those directors elected by the holders of any series of Preferred Stock voting separately from the holders of Common Stock in any election of directors) shall be elected by stockholders at each annual meeting of stockholders to hold office for a term expiring at the next annual meeting of stockholders; provided, however, that each director elected by stockholders before the 2017 annual meeting of stockholders shall serve for the full three-year term to which such director was elected. Effective as of the 2019 annual meeting of stockholders, the division of the directors into three classes shall terminate.

4.       The Certificate of Incorporation of the Corporation is hereby amended by amending paragraph 3 of Article V thereof to read in its entirety as follows:

3. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly-created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term for which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, resignation or removal; provided, however, that from and after the 2019 annual meeting of stockholders, any director appointed to fill a newly-created directorship or vacancy shall hold office for a term expiring at the next annual meeting of stockholders. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

5.       The foregoing amendments of the Certificate of Incorporation of the Corporation have been duly adopted in accordance with section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by its duly authorized officer on this 28th day of March, 2017.

SIMPSON MANUFACTURING CO., INC.

By:	/s/ Brian J. Magstadt
Brian J. Magstadt
Chief Financial Officer